PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 55 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                           February 24, 1998
                                                                Rule 424(b)(3)

                  Morgan Stanley, Dean Witter, Discover & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                                 -------------

               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Notes will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date.

               Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.

Principal Amount:      $100,000,000

Maturity Date:         February 28, 2000

Settlement Date
  (Original Issue
  Date):               February 27, 1998

Interest Accrual Date: February 27, 1998

Issue Price:           100%

Specified Currency:    U.S. Dollars

Redemption
  Percentage:          100%

Redemption Dates:      N/A

Annual Redemption
  Percentage
  Reduction:           N/A

Interest Rate:         5.94% per annum

Interest Payment
  Dates:               Each February 28 and August 28, commencing August 28,
                       1998

Interest Payment
  Period:              Semi-annually

Total Amount of OID:   N/A

Original Yield to
  Maturity:            N/A

Initial Accrual
  Period OID:          N/A

Book Entry Note or
  Certificated Note:   Book Entry Note

Senior Note or
  Subordinated Note:   Senior Note

Agent:                 Morgan Stanley & Co. Incorporated

Trustee:               The Chase Manhattan Bank

Minimum Denomination:  $1,000

CUSIP:                 61745ELW9

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          MORGAN STANLEY DEAN WITTER